Exhibit 99.1

Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Richard Tauberman (rtauberman@mww.com) (201) 507-9500

38 Corporate Circle
Albany, NY 12203
www.twec.com
NEWS RELEASE

TRANS WORLD ENTERTAINMENT NAMES

MIKE HONEYMAN AS PRESIDENT AND CHIEF OPERATING OFFICER

          Albany, NY – May 10, 2010 – Trans World Entertainment Corporation (NASDAQ: TWMC) today announced the appointment of Mike Honeyman as its President and Chief Operating Officer. Prior to joining Trans World, Mr. Honeyman served as President and Chief Operating Officer of Bernie’s TV and Appliances from 2006 to 2010. Previously, Mr. Honeyman spent nine years at Bed Bath and Beyond in various positions, including Chief Operating Officer of Christmas Tree Shops from 2003 to 2006.

          “Mike will play a significant role in driving our operating results and increasing shareholder value.” stated Robert J. Higgins, Chairman and Chief Executive Officer. “His retail expertise will make him an outstanding addition to our management team.”

          “I am pleased to be joining Trans World as its President and Chief Operating Officer,” said Mr. Honeyman. “Trans World is an exciting place to work with many talented people, a history of success and has significant potential. I am confident in my ability to contribute greatly to the Company and look forward to the opportunity to improve the company’s results.”

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.